EXHIBIT 99
Release:             On receipt, July 28, 2016
Media contact:         Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group® Announces Second Quarter 2016 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Second quarter 2016 net income available to common stockholders of $322.3 million, or $1.10 per diluted share;
• Second quarter 2016 operating earnings[1] of $337.1 million, or $1.15 per diluted share;
• Record assets under management (AUM) of $572.7 billion
• Company declares third quarter 2016 common stock dividend of $0.41 per share, a 5 percent increase over the second quarter 2016 dividend.
• Repurchased 2.5 million shares of common stock at an average price of $42.06
(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) today announced results for second quarter 2016.

•
Net income available to common stockholders for second quarter 2016 increased 34 percent to $322.3 million, or $1.10 per diluted share, compared to $241.1 million, or $0.81 per diluted share for second quarter 2015.

•
Operating earnings increased 4 percent to $337.1 million for second quarter 2016, compared to $323.9 million for second quarter 2015. Operating earnings per diluted share (EPS) of $1.15 for second quarter 2016, compared to $1.09 for second quarter 2015.

•
Quarterly common stock dividend of $0.41 per share for third quarter 2016 was authorized by the company’s Board of Directors, bringing the trailing twelve month dividend to $1.56 per share, a 7 percent increase compared to the prior year trailing twelve month period. The dividend will be payable on Sept. 30, 2016, to shareholders of record as of Sept. 2, 2016.

“I’m very pleased with the team’s continued successful execution of our strategy. Our diversified and integrated business model continues to give us a competitive edge by enabling us to better meet the long-term financial needs of our customers,” said Dan Houston, chairman, president and chief executive officer. “Business fundamentals, such as investment performance, remain strong, contributing to more than $11 billion of net cash flows through mid-year 2016. We’ll continue to focus on positioning Principal for long-term growth and creating value for our shareholders. ”

Added Terry Lillis, executive vice president and chief financial officer, “Second quarter results were strong. Year-to-date net income was the highest on record and total company operating earnings increased 18 percent compared to first quarter 2016. The strong growth in net income allowed us to deploy $255 million of capital in the second quarter, adding long-term value for our shareholders. We continued to execute on our balanced capital deployment plan by increasing our common stock dividend, repurchasing more than $100 million of common stock, investing in organic growth and increasing ownership in our boutiques.”

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings for total company is after tax.

Principal Financial Group, Inc. Reports Results - page 2

Other second quarter highlights
Business

•	Outstanding investment performance, with more than 90 percent of Principal's investment options[2] in the top two Morningstar quartiles on a three and five-year basis.

•	Record total company AUM of $572.7 billion and positive net cash flows of $8.0 billion.

•	Retirement and Income Solutions - Fee[3] sales were $2.4 billion, which contributed to end of period account values of $184.5 billion.

•	Principal Global Investors[4] had record AUM of $382.8 billion, including positive quarterly net cash flows of $5.7 billion.

•
Principal International had its 31st consecutive quarter of positive net cash flows at $3.2 billion and record reported AUM of $130.9 billion (excluding $101.0 billion of record AUM in our joint venture in China), a 15 percent increase over the year ago quarter on a constant currency basis[5].

•	Specialty Benefits premium and fees[6] increased 8 percent over the year ago quarter, driven by strong retention and sales. In addition, this division benefited from a favorable loss ratio.

•	Individual Life Insurance second quarter premium and fees increased 5 percent over the year ago quarter and business market sales accounted for 52 percent of second quarter sales.

Capital

•	A strong capital position with a 2016 capital deployment target of $800 million to $1.0 billion.

◦
Paid a second quarter common stock dividend of $0.39 per share on June 24, 2016, and declared a third quarter 2016 common stock dividend of $0.41 per share, bringing the trailing twelve month dividend per share to $1.56, a 7 percent increase over the prior year period.

◦
In addition, the company repurchased 2.5 million shares of common stock at an average price of $42.06 in the second quarter. At the end of the second quarter, $285 million of the company’s Board of Directors February $400 million share repurchase authorization remained outstanding.

Net Income

•	Second quarter 2016 net income available to common stockholders was $322.3 million, an increase of 34 percent compared to second quarter 2015 reflecting:

•	Total company operating earnings of $337.1 million; and

•	Net realized capital losses of $14.8 million, including:

◦	$33.8 million of losses related to hedging activities predominantly due to interest rate changes;

◦	$30.5 million non-credit gain predominately related to the sale of a long-dated structured security; and

◦
$6.2 million loss due to credit impairments related to sales and permanent impairments of fixed maturity securities and commercial mortgages. Credit-related losses continue to be lower than our long-term expectations.

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2 Represents the percentage of Principal mutual funds, separate accounts and collective investment trusts (CITs) in the top two Morningstar quartiles.
3 Retirement and Income Solutions (RIS) - Fee includes Full Service Accumulation and Individual Variable Annuities.
4 Principal Global Investors (PGI) includes Principal Funds.
5 Constant currency basis = prior period results translated using foreign exchange rates from the current period.
6 Premium and fees: premiums and other considerations plus fees and other revenues.

Principal Financial Group, Inc. Reports Results - page 3

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q16	2Q15	% Change	2Q16	2Q15	% Change
Pre-tax operating earnings[7]	$124.5	$143.4	(13)%	$446.8	$569.4	(22)%

Net revenue[8]	$381.5	$401.9	(5)%	$1,526.3	$1,585.3	(4)%

Pre-tax return on net revenue[9]	32.6%	35.7%		29.3%*	35.9%
*Pre-tax return on net revenue - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on net revenue was 31.6 percent.

•	Pre-tax operating earnings decreased $18.9 million primarily due to a decline in net revenue.

•	Net revenue decreased $20.4 million primarily due to lower fee revenue and lower variable investment income.

Retirement and Income Solutions - Spread10

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q16	2Q15	% Change	2Q16	2Q15	% Change
Pre-tax operating earnings	$70.2	$73.5	(4)%	$249.6	$256.4	(3)%

Net revenue	$121.7	$125.3	(3)%	$442.0	$449.0	(2)%

Pre-tax return on net revenue	57.7%	58.7%		56.5%*	57.1%
* Pre-tax return on net revenue - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on net revenue was 55.0 percent.

•	Pre-tax operating earnings decreased $3.3 million as second quarter 2015 benefited from $4.6 million of higher than expected variable investment income.

•	Net revenue decreased $3.6 million as growth in the business was more than offset by a decline in variable investment income.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q16	2Q15	% Change	2Q16	2Q15	% Change
Pre-tax operating earnings	$117.5	$98.5	19%	$394.6	$376.9	5%

Adjusted revenue[11]	$310.7	$291.2	7%	$1,166.8	$1,145.4	2%

Pre-tax return on adjusted revenue[12]	38.2%	34.2%		34.2%	33.5%

Total PGI assets under management (billions)	$382.8	$359.6	6%

Institutional assets under management(billions)	$129.6	$121.1	7%

•	Pre-tax operating earnings increased $19.0 million due to an increase in adjusted revenue and improved margins.

•	Adjusted revenue increased $19.5 million due to growth in assets and an increase in performance fees.

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7 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
8 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
9 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.
10 RIS - Spread includes Individual Fixed Annuities, Full Service Payout, Investment Only and Principal Bank.
11 Adjusted revenue = operating revenues less commission expense.
12 Pre-tax return on adjusted revenue = pre-tax operating earnings, adjusted for noncontrolling interest divided by adjusted revenue.

Principal Financial Group, Inc. Reports Results - page 4

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q16	2Q15	% Change	2Q16	2Q15	% Change
Pre-tax operating earnings	$69.9	$72.2	(3)%	$256.2	$332.9	(23)%

Combined[13] net revenue (at PFG share)	$193.6	$193.7	0%	$761.1	$809.9	(6)%
Combined pre-tax return on net revenue	36.1%	37.3%		33.7%	41.1%
(at PFG share)

Assets under management (billions)	$130.9	$117.5	11%

•
Pre-tax operating earnings decreased $2.3 million. Continued underlying mid-teens growth in the business was more than offset by a $9.3 million negative impact from foreign currency exchange and lower than expected encaje performance in the second quarter.

•	Combined net revenue (at PFG share) decreased $0.1 million. On a constant currency basis and adjusting for the second quarter encaje performance, combined net revenue improved 14 percent.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q16	2Q15	% Change	2Q16	2Q15	% Change
Pre-tax operating earnings	$66.5	$51.4	29%	$227.3	$190.9	19%
Premium and fees	$464.2	$428.2	8%	$1,782.7	$1,675.2	6%
Pre-tax return on premium and fees[14]	14.3%	12.0%		12.8%*	11.4%

Incurred loss ratio	61.7%	65.2%		62.5%	64.4%
*Pre-tax return on premium and fees - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on premium and fees was 12.0 percent.

•	Pre-tax operating earnings increased $15.1 million primarily due to growth in the business and a favorable loss ratio.

•	Premium and fees increased $36.0 million reflecting strong retention and sales.

•	Incurred loss ratio was very favorable.
.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q16	2Q15	% Change	2Q16	2Q15	% Change
Pre-tax operating earnings	$37.1	$36.7	1%	$216.3	$187.3	15%

Premium and fees	$250.9	$240.0	5%	$984.4	$957.3	3%

Pre-tax return on premium and fees	14.8%	15.3%		22.0%*	19.6%*
*Pre-tax return on premium and fees - After adjusting for the third quarter actuarial assumption reviews, the trailing twelve month pre-tax return on premium and fees was 15.4 percent for second quarter 2016 and 13.4 percent for second quarter 2015.

•	Pre-tax operating earnings increased $0.4 million due to growth in the business, which was partially offset by slightly higher mortality.

•	Premium and fees increased $10.9 million reflecting growth in the business.

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13 Combined basis = all Principal International companies at 100 percent.
14 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Principal Financial Group, Inc. Reports Results - page 5

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q16	2Q15	% Change	2Q16	2Q15	% Change
Pre-tax operating losses	$(54.5)	$(46.2)	(18)%	$(216.6)	$(176.0)	(23)%

•
Pre-tax operating losses of $54.5 million were lower than the expected quarterly range due to timing of some funded initiatives. Current quarter losses were greater than the year ago quarter due to higher interest expense associated with the refinancing of preferred shares with unsecured debt.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2015, and in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; changes in laws, regulations or accounting standards; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and a computer system failure or security breach could disrupt the company’s business and damage its reputation.

Principal Financial Group, Inc. Reports Results - page 6

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, July 29, 2016, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 43255452.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 43255452. This replay will be available approximately two hours after the completion of the live earnings call through the end of day August 5, 2016.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: principal.com/investor.

The company’s financial supplement and a slide detailing normalizing items for second quarter 2016 are currently available at principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at principal.com/investor approximately one-half hour prior to call start time.

About the Principal®15
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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15 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Principal Financial Group, Inc. Reports Results - page 7

Summary of Segment and Principal Financial Group, Inc. Results

Segment Pre-Tax Operating Earnings (Losses):	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	6/30/16	6/30/15	6/30/16	6/30/15
Retirement and Income Solutions	$194.7	$216.9	$696.4	$825.8
Principal Global Investors	117.5	98.5	394.6	376.9
Principal International	69.9	72.2	256.2	332.9
U.S. Insurance Solutions	103.6	88.1	443.6	378.2
Corporate	(54.5)	(46.2)	(216.6)	(176.0)
Pre-Tax Operating Earnings	$431.2	$429.5	$1,574.2	$1,737.8

Income taxes	94.1	89.1	330.6	368.6
Preferred stock dividends	0.0	8.3	0.0	33.0
Excess of redemption value over carrying value of preferred shares redeemed	0.0	8.2	0.0	8.2
Operating Earnings*	$337.1	$323.9	$1,243.6	$1,328.0

Net realized capital gains (losses), as adjusted	(14.8)	(82.8)	2.8	(178.1)
Other after-tax adjustments	0.0	0.0	(2.1)	16.5
Net income available to common stockholders	$322.3	$241.1	$1,244.3	$1,166.4

	Per Diluted Share
	Three Months Ended,		Six Months Ended,
	6/30/16	6/30/15	6/30/16	6/30/15
Operating Earnings	$1.15	$1.09	$2.12	$2.18
Net realized capital gains (losses), as adjusted	(0.05)	(0.28)	0.23	(0.23)
Other after-tax adjustments	0.00	0.00	0.00	0.25
Net income	$1.10	$0.81	$2.35	$2.20
Weighted-average diluted common shares outstanding	292.6	298.4	293.4	298.4

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which is a non-GAAP financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Reports Results - page 8

Selected Balance Sheet Statistics

	Period Ended,
	6/30/16	12/31/15
Total assets (in billions)	$223.1	$218.7
Stockholders' equity (in millions)	$10,567.7	$9,377.4
Total common equity (in millions)	$10,499.7	$9,311.6
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$9,499.5	$9,045.9
End of period common shares outstanding (in millions)	$288.0	$291.4
Book value per common share	$36.46	$31.95
Book value per common share excluding AOCI other than foreign currency translation adjustment	$32.98	$31.04

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Period Ended
	6/30/16	12/31/15
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$9,499.5	$9,045.9
Net unrealized capital gains	1,434.4	715.9
Net unrecognized postretirement benefit obligation	(434.2)	(450.2)
Stockholders’ equity available to common stockholders	10,499.7	9,311.6
Noncontrolling interest	68.0	65.8
Stockholders' equity	$10,567.7	$9,377.4

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$32.98	$31.04
Net unrealized capital gains	4.99	2.46
Net unrecognized postretirement benefit obligation	(1.51)	(1.55)
Book value per common share including AOCI	$36.46	$31.95

Principal Financial Group, Inc. Reports Results - page 9

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	6/30/16	6/30/15	6/30/16	6/30/15
Income Taxes:
Income taxes	$94.1	$89.1	$330.6	$368.6
Tax benefit related to net realized capital gains (losses), as adjusted	(4.3)	(44.4)	(8.3)	(73.4)
Tax benefit related to other after-tax adjustments	—	(1.8)	(1.1)	(2.7)
Certain adjustments related to equity method investments and noncontrolling interest	(16.9)	(13.3)	(58.7)	(56.0)
Total GAAP income taxes	$72.9	$29.6	$262.5	$236.5

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$(14.8)	$(82.8)	$2.8	$(178.1)
Certain derivative and hedging-related adjustments	26.0	26.4	115.9	94.4
Amortization of DAC and other actuarial balances	7.2	(16.2)	67.7	25.9
Certain market value adjustments of embedded derivatives	(0.8)	—	(3.9)	(3.6)
Certain adjustments related to sponsored investment funds	(1.9)	—	(4.6)	—
Capital gains (losses) distributed	17.1	2.9	(14.3)	10.0
Certain adjustments related to equity method investments	0.5	—	0.2	—
Noncontrolling interest capital gains (losses)	3.1	(0.8)	10.2	2.9
Tax impacts	(4.3)	(44.4)	(8.3)	(73.4)
Recognition of front-end fee revenues	—	0.3	(0.3)	(0.3)
Net realized capital losses associated with exited group medical insurance business	—	—	(0.1)	—
Certain market value adjustments to fee revenues	$1.6	$—	$2.3	$1.1
GAAP net realized capital gains (losses)	$33.7	$(114.6)	$167.6	$(121.1)

Other After-Tax Adjustments:
Exited group medical insurance business:
Pre-tax	$—	$—	$(3.2)	$(0.3)
Tax	—	—	1.1	—
Impact of a court ruling on some uncertain tax positions:
Pre-tax	—	—	—	15.2
Tax	—	—	—	(45.5)
Impact of enactment of tax legislation in Chile:
Tax	—	—	—	(58.1)
Change in deferred tax balances related to merged Chilean entities:
Tax	—	—	—	105.2
Total other after-tax adjustments	$—	$—	$(2.1)	$16.5

Principal Financial Group, Inc.
Principal International Combined Net Revenue (at PFG Share) Reconciliation
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	6/30/16	6/30/15	6/30/16	6/30/15

Combined net revenue (at PFG share)	$193.6	$193.7	$761.1	$809.9
Less:
Combined operating expenses (at PFG share)	123.7	121.5	504.9	477.0
Pre-tax operating earnings	$69.9	$72.2	$256.2	$332.9